March 20, 2017

Jim Stanley
6633 Highland Lakes Place
Westerville, OH 43082

Dear Jim:

This letter agreement (the “Letter Agreement”) relates to your upcoming retirement from NiSource. If you sign this Letter Agreement, it will constitute the mutual agreement between you and NiSource Corporate Services Company (the “Company” which, as used herein, shall mean NiSource Inc. and all of its affiliates or subsidiaries), regarding your termination of employment.

1.	Employment Status

You will continue as an active employee of the Company through June 1, 2017 (the “Separation Date”) for purposes of all Company employee benefit plans and will continue to be paid your current base salary through that date, provided you are not discharged for Cause prior to your Separation Date. For purposes of this paragraph, "Cause" shall mean: 1) violation of the Code of Business Conduct; 2) your failure to perform your duties, obligations and responsibilities; 3) violation of the terms of this Letter Agreement; or 4) your conviction for commission of a felony. On the Separation Date, you will execute and deliver to the Company a general waiver and release of claims substantially in the form of Exhibit A (the “Release”). If the Release becomes effective and is not revoked in accordance with its terms, then you will be eligible to receive the separation benefits as described in Paragraph 3, below.

2.	Business Transition

You agree to cooperate fully to ensure a smooth transition. As part of your transition services before and after the Separation Date, you agree, at the request of the Company’s counsel, to prepare for, and provide testimony at trial or deposition in any litigation in which the Company is involved. Your employment, retention and compensation under this Letter Agreement will not be dependent on the outcome of any litigation or the content of any testimony that you provide therein (other than the truthfulness thereof).

3.	Separation Benefits

If the Release becomes effective and is not revoked in accordance with its terms, then you will be eligible to receive the following separation benefits:

(a) You will receive a lump sum payment in the amount of $550,000 (which is equal to 52 weeks of pay) no later than 30 days after the Separation Date.

(b) You will receive a short term incentive payout under the Company’s Short Term Incentive Plan as if you were retiring on June 1, 2017, and assuming the CEO does not exercise negative discretion, to the extent the applicable 2017 performance goals are achieved.

(c) You will receive a lump sum payment equivalent to 130% of the premiums that you would pay for 12 months of COBRA continuation coverage (as described in Paragraph 5). This sum may be used by you to pay for medical, dental, vision and other welfare benefits offered by the Company pursuant to COBRA or for any retiree medical benefits for which you may be eligible. This sum will be paid no later than 30 days after the Separation Date.

(d) You will be eligible for a defined package of Company-paid reasonable outplacement assistance services for a maximum of twelve months from the Separation Date through a consultant of the Company’s choice.

(e) You will be eligible for a defined package of Company-paid reasonable financial services assistance for a maximum of 24 months from the Separation Date through a consultant of the Company’s choice.

(f) All payments hereunder will be subject to legally mandated deductions for Social Security and federal, state and local taxes.

4.	Other Benefits

You are eligible to receive a lump sum payment representing compensation for your accrued and unused vacation as of the Separation Date. Further, you will be paid out vacation and floating holidays that have been banked by you (subject to the 640 hour banking maximum). Such payments will be included in your final regular paycheck as an active employee unless you are a specified employee for purposes of Section 409A of the IRC, in which case you will receive payment six months from your Separation Date. In either case, the payment will be subject to legally-mandated deductions for Social Security and federal, state and local taxes.

5.	COBRA Coverage

The termination of your employment is a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the health coverage which you may continue on a self-pay basis as provided by COBRA upon termination of your employment.

6.	NiSource Re-Employment

You acknowledge that you will not be eligible for re-employment with the Company or to be engaged as a consultant or independent contractor if you receive separation payments under this Letter Agreement.

7.	Return of Property

You agree to return to the Company any and all of its property, including but not limited to, keys, employee identification or security access cards, telephones, computing equipment, and credit cards on or before the Separation Date.

8.	Confidentiality

You acknowledge that during your employment by the Company you had access to confidential information and confidential financial data of the Company or of other NiSource companies.

You further acknowledge that during your employment you may have developed confidential business information for one or more NiSource companies, may have made inventions, and/or may have established relationships with one or more NiSource companies’ customers and potential customers.

In order to preserve the property, inventions, business, and goodwill of the Company and each NiSource company, you agree that during and after your employment, all knowledge and information not known to the public respecting any NiSource companies’ inventions, designs, products, services, machinery, methods, systems, improvements, forecasts, strategic and other plans, financial data, and other confidential information, including customer information such as names and addresses of customers and potential customers, pricing information relating to any services performed or products sold by any NiSource company, and all information relating to the special and particular business needs of any NiSource company or its customers and potential customers, shall remain the exclusive property of each respective NiSource company and shall be regarded by you as strictly confidential and, subject to Paragraph 10, shall not be directly or indirectly used or disclosed without the Company’s written permission.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all documentation and other materials relating to the Company’s business or the business of any NiSource company which are in your possession or under your control, including customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form; and you will delete, destroy or discard all copies of such confidential information remaining in your possession.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this section may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

9.	Non-Disparagement

You agree not to make any false or disparaging comments concerning the Company, its management or employees, or its operations, whether orally or in writing, and whether concerning your employment with or separation from the Company or otherwise, to any third party. The Company, in turn, agrees to refer all prospective employment reference inquiries to its third party administrator to verify your last position held and dates of employment, and not to provide any additional information to prospective employers concerning you or your employment, except as specifically authorized by you. Notwithstanding the foregoing, nothing herein is intended to limit any rights you may have pursuant to Paragraph 10 of this Agreement.

10.	Rights Reserved

You understand that nothing contained in this Letter Agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Letter Agreement shall limit your ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. In addition, nothing in this Letter Agreement limits your right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to you).

11.	Outstanding Charges and Expenses

You hereby agree to pay the Company any outstanding amounts owed to the Company, and further agree that by signing this agreement you hereby authorize the Company to deduct any outstanding charges from your separation benefits, as permitted by applicable law.

12.	Governing Law

This Letter Agreement shall be construed in accordance with the laws of the State of Indiana including all matters of construction, validity and performance, to the extent not preempted by federal law.

13.	Severability

In the event that one or more of the provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, you and the Company shall have the option to cancel it.

14.	IRC Section 409A

It is intended that this Letter Agreement shall comply with the provisions of IRC Section 409A and any guidance relating thereto, or an exemption to IRC Section 409A, and payments, rights and benefits may only be made, satisfied or provided under this Letter Agreement upon an event and in a manner permitted by IRC Section 409A, to the extent applicable, so as not to subject you to the payment of taxes and interest under IRC Section 409A. In furtherance of this intent, this Letter Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. In no event, however, shall the Company be responsible for any 409A penalties or tax consequences that arise in connection with any amounts payable under this Letter Agreement.

15.	Complete Agreement

You acknowledge that in accepting this Letter Agreement, you have not relied upon any representation or promise other than those expressly stated in this Letter Agreement.

This Letter Agreement and the documents specifically referred to herein constitute the complete understanding between you and the Company relating to your separation and replaces any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.

Very truly yours,

Joseph Hamrock
Chief Executive Officer

Acceptance:

I acknowledge having read and understood the provisions of this Letter Agreement and represent that the execution of this Letter Agreement constitutes my knowing and voluntary act, made without coercion or intimidation. I understand and agree that this Letter Agreement is not enforceable or binding upon me, my heirs, executors, and administrators unless or until such time that it is signed by me and a representative of the Company below.

Jim Stanley

Date

WITNESS

FOR THE COMPANY:

Carl W. Levander

Date

Exhibit A
Waiver and Release of Claims
WHEREAS, NiSource Corporate Services Company (the “Company” which, as used herein, shall mean NiSource Inc. and all of its affiliates and subsidiaries) and Jim Stanley (hereinafter referred to as “Executive”) entered into a letter agreement dated March 20, 2017 (the “Letter Agreement”), setting forth their respective obligations to one another;
WHEREAS, in the Letter Agreement, Executive agreed to execute a general waiver and release of claims upon the termination of his employment with the Company as a condition to receiving certain separation benefits under the Letter Agreement.
THEREFORE, Executive executes this Waiver and Release of Claims (the “Release”) as part of the consideration for the agreements, payments and other consideration provided in the Letter Agreement.

1. Release of Claims

In consideration of the payments and benefits described above, the sufficiency of which consideration is hereby acknowledged, Executive, his heirs, executors and administrators, do hereby knowingly and voluntarily fully, finally and unconditionally release and forever discharge, to the full extent permitted by law, the Company and its partners, shareholders, related entities, their employee benefits plans and the plans' trustees, administrators, and fiduciaries, divisions, predecessors, successors and assigns, representatives, current and former employees, officers, directors and agents and attorneys, in their personal and corporate capacities (collectively referred throughout the remainder of this Release as the “Released Parties"), of and from any and all liabilities, actions, causes of action, claims, rights, obligations, charges, damages, costs, attorneys’ fees, suits, re-employment rights and demands of any and every kind, nature and character, known and unknown, asserted and unasserted, liquidated and unliquidated, absolute and contingent, in law or in equity, enforceable under any local, state, or federal statute or ordinance, or under the common laws of the United States, against the Released Parties occurring or arising prior to Executive signing this Release, including but not limited to, all claims relating to the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.§ 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. § 2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Worker Adjustment Retraining Notification Act, 29 U.S.C. 2101§ et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. §1514A; Family and Medical Leave Act 29 U.S.C. §2601 et seq; and the State of Ohio civil rights statutes; any and all claims relative to any agreement relating to Executive’s employment with the Released Parties, including any claims under the doctrines of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, breach of contract, wrongful discharge, breach of implied contract or implied covenant of good faith or fair dealing, and any other statute, authority or law, providing a cause of action relating to Executive’s employment with or the termination of his employment with the Released Parties; provided, however, that Executive does not release: (i) any vested retirement benefits or 401k savings plan benefits, medical plan benefits for which Executive is eligible under the terms of the applicable benefit plans, or any payments to which Executive is entitled under any qualified or non-qualified benefit plan or program sponsored by NiSource, Inc. (ii) Executive’s claim to unemployment insurance benefits, where applicable, and (iii) Executive’s rights under the Letter Agreement.

Executive acknowledges and agrees that this Release is being given only in exchange for consideration to which Executive is not otherwise entitled.

Executive represents that he has read and understands the terms of this Release. Executive understands that this Release is applicable to any claims arising prior to the date of this Release.

2. Rights Reserved

This Release shall not apply to rights or claims that may arise after the effective date of this Release. Nothing in this Release is intended to limit or restrict any rights that Executive may have to enforce the Letter Agreement or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished.

Executive understands that nothing contained in this Release limits his ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Release shall limit Executive’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. In addition, nothing in this Release limits Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Executive).

3. Affirmations

Executive affirms that his has not filed, caused to be filed, and is not presently a party to any claim, complaint, or action against the Company or any of the Released Parties in any forum or form, or if there are such claims, complaints or actions pending, Executive agrees to withdraw and/or dismiss all such claims, complaints or actions that may be legally withdrawn and/or legally dismissed prior to the receipt of the separation benefits. Executive also affirms that he is not aware of any other claim that he may have against the Company. Executive further affirms that he has reported all hours worked as of the date of this Release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commission, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commission and/or benefits are due to Executive, except as provided in the Letter Agreement. Executive also affirms that he has no known workplace injuries or occupational diseases. Executive also represents that he is not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage or leave laws could be brought.

4. Right of Revocation.

In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Executive does hereby acknowledge and agree as follows:
(a) That this Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Release is executed by the parties;
(b) That this Release specifically applies to any rights or claims Executive may have against the Company under the federal Age Discrimination in Employment Act of 1967, as amended;
(c) That the consideration provided for in the Letter Agreement is in addition to any consideration to which Executive is already entitled;
(d) That this Release shall be revocable by Executive for a 7-day period following execution of this Release by Executive. Accordingly, this Release shall not become effective or enforceable until the expiration of the 7-day revocation period (“Effective Date”); and
(e) That Executive, having carefully read this Release and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Release, has been advised of Executive’s right to and has been given a chance to consult with and review this Release with an attorney of Executive’s choice prior to signing this Release, and has been given a period of 21 days within which to consider whether to sign this Release. In the event that Executive chooses to waive this 21 day period, Executive acknowledges that Executive was given a reasonable period of time within which to consider this Release and that Executive’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Company or the Released Parties.

Acceptance:

I acknowledge having read and understood the provisions of this Release and represent that the execution of this Release constitutes my knowing and voluntary act, made without coercion or intimidation.

Jim Stanley

Date

WITNESS